 Filed pursuant to Rule 424(b)(2)
 Registration No. 333-266209
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 19, 2022)
$1,000,000,000
AutoZone, Inc.
$500,000,000 6.250% Senior Notes due 2028
$500,000,000 6.550% Senior Notes due 2033
We are offering $500,000,000 aggregate principal amount of 6.250% Senior Notes due November 1, 2028 or the “2028 notes” and $500,000,000 aggregate principal amount of 6.550% Senior Notes due November 1, 2033 or the “2033 notes” and referred to collectively as the “notes”. We will pay interest on the 2028 notes semi-annually in arrears on May 1 and November 1 each year, beginning on May 1, 2024. We will pay interest on the 2033 notes semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2024. The 2028 notes will mature on November 1, 2028. The 2033 notes will mature on November 1, 2033. We may redeem the notes at our option, at any time in whole or from time to time in part, at the applicable redemption price described in this prospectus supplement under “Description of Notes — Optional Redemption.” If a Change of Control Triggering Event, as defined herein, occurs, unless we have exercised our option to redeem the notes, holders of the notes may require us to repurchase the notes at the price described in this prospectus supplement under “Description of Notes — Change of Control.”
The notes will be senior unsecured obligations and will rank equally with our other senior unsecured liabilities from time to time outstanding and senior to any future subordinated indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system.
See “Risk Factors” beginning on page S-11 in this prospectus supplement, on page 14 of our Annual Report on Form 10-K for the year ended August 27, 2022 and on page 26 of our Quarterly Report on Form 10-Q for the quarter ended November 19, 2022 for a discussion of certain risks that you should consider in connection with an investment in the notes.
	Per 2028 note	Total	Per 2033 note	Total
Public offering price(1)	99.905%	$499,525,000	99.737%	$498,685,000
Underwriting discount(2)	0.602%	$3,010,000	0.652%	$3,260,000
Proceeds (before expenses) to AutoZone, Inc.	99.303%	$496,515,000	99.085%	$495,425,000

(1)
Plus accrued interest, if any, from October 25, 2023, if settlement occurs after that date.

(2)
We refer you to “Underwriting” beginning on page S-37 of this prospectus supplement for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about October 25, 2023.
Joint Book-Running Managers
BofA Securities	J.P. Morgan	Truist Securities	US Bancorp
Wells Fargo Securities
Prospectus Supplement dated October 19, 2023

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the Securities and Exchange Commission, or the “SEC,” and the documents incorporated by reference herein and therein filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

S-i

About This Prospectus Supplement
You should read this prospectus supplement along with the accompanying prospectus, which is part of our Registration Statement on Form S-3. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.
It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.
When we refer to “we,” “our” and “us” in this prospectus supplement, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the notes.

S-ii

Forward-Looking Statements
Certain statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements (as the term is defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act) and constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand due to changes in fuel prices, miles driven or otherwise; energy prices; weather, including extreme temperatures, natural disasters and general weather conditions; competition; credit market conditions; cash flows; access to available and feasible financing on favorable terms; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues; inflation, including wage inflation; the ability to hire, train and retain qualified employees, including members of management and other key personnel; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges associated with doing business in and expanding into international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; impact of new accounting standards; our ability to execute our growth initiatives; and other business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the fiscal year ended August 27, 2022 and in Item 1A under Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended November 19, 2022, which are expressly incorporated by reference into this prospectus supplement and the accompanying prospectus, and those risks described in this prospectus supplement under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus supplement. These Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events including, but not limited to, those described above and in the “Risk Factors” section could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

Summary
Unless the context otherwise requires or indicates, each reference in this prospectus supplement and the accompanying prospectus to “we,” “our,” “us,” “AutoZone” and the “Company” means AutoZone, Inc., a Nevada corporation, and its consolidated subsidiaries. This summary description of our business and the offering may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors,” included herein, in our Annual Report on Form 10-K for the fiscal year ended August 27, 2022, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 19, 2022, each of which is incorporated by reference herein, and the financial statements and related notes and the information included or incorporated by reference herein, before making an investment decision.
The Company
We are the leading retailer and distributor of automotive replacement parts and accessories in the Americas. We began operations in 1979 and at August 26, 2023, operated 6,300 stores in the United States (“U.S.”), 740 stores in Mexico and 100 stores in Brazil. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. At August 26, 2023, in 5,682 of our domestic stores as well as the vast majority of our stores in Mexico and Brazil, we had a commercial sales program that provided commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. We also sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast branded products through www.duralastparts.com. We do not derive revenue from automotive repair or installation services.
Recent Developments
Preliminary Financial Results for the Fourth Quarter and Fiscal Year Ended August 26, 2023
Our consolidated financial statements for the fourth quarter and fiscal year ended August 26, 2023 are not yet available. Accordingly, the information presented below reflects our preliminary financial data subject to the completion of our financial closing procedures. As a result, this preliminary financial data may differ from the actual results that will be reflected in our consolidated financial statements for the year when they are completed and publicly disclosed. Accordingly, you should not place undue reliance upon these preliminary estimates. Please see “Forward-Looking Statements.”
Our expectations with respect to our unaudited consolidated financial data for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, or compiled this preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. We believe that the following information is helpful to an investor’s understanding of our operating performance.
These preliminary financial results include certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to earnings before interest, taxes, depreciation, amortization, rent and share-based compensation expense (“EBITDAR”). The Company believes that the presentation of these non-GAAP financial measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. These non-GAAP measures provide additional information that management uses for determining our optimum capital structure and for evaluating performance and making appropriate business decisions to maximize stockholders’ value. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures in the tables below.

Condensed Consolidated Statements of Operations
4th Quarter, FY2023
(in thousands, except per share data)
	GAAP Results
	Fourth Quarter Ended August 26, 2023	Fourth Quarter Ended August 27, 2022
Net sales	$5,690,618	$5,348,355
Cost of sales	2,690,947	2,592,505
Gross profit	2,999,671	2,755,850
Operating, SG&A expenses	1,777,175	1,652,036
Operating profit (EBIT)	1,222,496	1,103,814
Interest expense, net	108,727	63,995
Income before taxes	1,113,769	1,039,819
Income tax expense	248,928	229,777
Net income	$864,841	$810,042
Net income per share:
Basic	$47.83	$41.81
Diluted	$46.46	$40.51
Weighted average shares outstanding:
Basic	18,080	19,373
Diluted	18,613	19,996
Fiscal Year 2023
(in thousands, except per share data)
	GAAP Results
	Year Ended August 26, 2023	Year Ended August 27, 2022
Net sales	$17,457,209	$16,252,230
Cost of sales	8,386,787	7,779,580
Gross profit	9,070,422	8,472,650
Operating, SG&A expenses	5,596,436	5,201,921
Operating profit (EBIT)	3,473,986	3,270,729
Interest expense, net	306,372	191,638
Income before taxes	3,167,614	3,079,091
Income tax expense	639,188	649,487
Net income	$2,528,426	$2,429,604
Net income per share:
Basic	$136.60	$120.83
Diluted	$132.36	$117.19
Weighted average shares outstanding:
Basic	18,510	20,107
Diluted	19,103	20,733

Selected Balance Sheet Information
(in thousands)
	August 26, 2023	August 27, 2022
Cash and cash equivalents	$277,054	$264,380
Merchandise inventories	5,764,143	5,638,004
Current assets	6,779,426	6,627,984
Property and equipment, net	5,596,548	5,170,419
Operating lease right-of-use assets	2,998,097	2,918,817
Total assets	15,985,878	15,275,043
Accounts payable	7,201,281	7,301,347
Current liabilities	8,511,856	8,588,393
Operating lease liabilities, less current portion	2,917,046	2,837,973
Total debt	7,668,549	6,122,092
Stockholders’ deficit	(4,349,894)	(3,538,913)
Working capital	(1,732,430)	(1,960,409)
Other Selected Financial Information
(in thousands)
	Fourth Quarter Ended August 26, 2023	Fourth Quarter Ended August 27, 2022	Year Ended August 26, 2023	Year Ended August 27, 2022
Depreciation and amortization	$158,490	$140,858	$497,577	$442,223
Cash flow from operations	1,068,012	1,228,021	2,940,788	3,211,135
Capital spending	366,216	303,041	796,657	672,391
For the quarter ended August 26, 2023, gross profit, as a percentage of sales, was 52.7%, an increase of 118 basis points versus the prior year. The increase in gross margin was impacted by an 81 basis point ($45 million net) non-cash LIFO benefit, with the remaining leverage primarily from merchandise margins. Operating expenses, as a percentage of sales, were 31.2% versus the prior year quarter at 30.9%.
Operating profit increased 10.8% to $1.2 billion. Net income for the quarter increased 6.8% over the same period last year to $864.8 million, while diluted earnings per share increased 14.7% to $46.46 from $40.51 in the year-ago quarter.
For the fiscal year ended August 26, 2023, sales were $17.5 billion, an increase of 7.4% from the prior year. Gross profit, as a percentage of sales, was 52.0% versus 52.1%. The decrease in gross margin was impacted by a 16 basis point ($29 million net) non-cash net LIFO charge. Operating expenses, as a percentage of sales, were 32.1% versus 32.0%. For fiscal 2023, net income increased 4.1% from fiscal 2022 to $2.5 billion and diluted earnings per share increased 12.9% to $132.36 from $117.19.
Selected Operating Highlights
During the quarter ended August 26, 2023, AutoZone opened 53 new stores and closed one in the U.S., and 27 new stores in Mexico and 17 in Brazil for a total of 96 net new stores. For the year, the Company opened 197 net new stores. As of August 26, 2023, the Company had 6,300 stores in the U.S., 740 in Mexico and 100 in Brazil for a total store count of 7,140.

Store Count & Square Footage
	Fourth Quarter Ended August 26, 2023	Fourth Quarter Ended August 27, 2022	Year Ended August 26, 2023	Year Ended August 27, 2022
Domestic:
Beginning stores	6,248	6,115	6,168	6,051
Stores opened	53	53	133	118
Stores closed	(1)	—	(1)	(1)
Ending domestic stores	6,300	6,168	6,300	6,168
Relocated stores	7	5	12	13
Stores with commercial programs	5,682	5,342	5,682	5,342
Square footage (in thousands)	41,635	40,653	41,635	40,653
Mexico:
Beginning stores	713	673	703	664
Stores opened	27	30	37	39
Ending Mexico stores	740	703	740	703
Brazil:
Beginning stores	83	58	72	52
Stores opened	17	14	28	20
Ending Brazil stores	100	72	100	72
Total	7,140	6,943	7,140	6,943
Total Company stores opened, net	96	97	197	176
Square footage (in thousands)	47,899	46,435	47,899	46,435
Square footage per store	6,709	6,688	6,709	6,688
Sales Statistics
($ in thousands, except sales per average square foot)
Total AutoZone Stores (Domestic, Mexico and Brazil)	Fourth Quarter Ended August 26, 2023	Fourth Quarter Ended August 27, 2022	Year Ended August 26, 2023	Year Ended August 27, 2022
Sales per average store	$788	$762	$2,435	$2,329
Sales per average square foot	$118	$114	$363	$349
Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$5,589,429	$5,256,176	$17,145,137	$15,963,196
% Increase vs. LY	6.3%	8.8%	7.4%	11.0%
Domestic Commercial
Total domestic commercial sales	$1,499,040	$1,442,313	$4,598,456	$4,230,414
% Increase vs. LY	3.9%	22.0%	8.7%	26.5%
Average sales per program per week	$16.7	$17.0	$16.0	$15.5
% Increase vs. LY	(1.8)%	18.1%	3.2%	23.0%
All Other, including ALLDATA
All other sales	$101,189	$92,179	$312,072	$289,034
% Increase vs. LY	9.8%	10.6%	8.0%	16.6%

Same store sales(1)	Fourth Quarter Ended August 26, 2023	Fourth Quarter Ended August 27, 2022	Year Ended August 26, 2023	Year Ended August 27, 2022
Domestic	1.7%	6.2%	3.4%	8.4%
International	34.1%	18.0%	29.3%	19.1%
Total Company	4.5%	7.1%	5.6%	9.2%
International – Constant Currency	14.9%	19.0%	17.5%	19.2%
Total Company – Constant Currency	2.8%	7.2%	4.6%	9.2%

(1)
Same store sales are based on sales for all stores open at least one year. Constant Currency same store sales exclude the impact of fluctuations of foreign currency exchange rates by converting both the current year and prior year international results at the prior year foreign currency exchange rate.

Reconciliation of Non-GAAP Financial Measure: Adjusted Debt to EBITDAR
The following table calculates the ratio of adjusted debt to EBITDAR. Adjusted debt to EBITDAR is calculated as the sum of total debt, financing lease liabilities and annual rents times six; divided by net income plus interest, taxes, depreciation, amortization, rent and share-based compensation expense.
Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)
	Year Ended
	August 26, 2023	August 27, 2022
Net income	$2,528,426	$2,429,604
Add: Interest expense	306,372	191,638
Income tax expense	639,188	649,487
EBIT	3,473,986	3,270,729
Add: Depreciation and amortization	497,577	442,223
Rent expense(2)	406,398	373,278
Share-based expense	93,087	70,612
EBITDAR	$4,471,048	$4,156,842
Debt	$7,668,549	$6,122,092
Financing lease liabilities	287,618	310,305
Add: Rent x 6(2)(3)	2,438,388	2,239,668
Adjusted debt	$10,394,555	$8,672,065
Adjusted debt to EBITDAR	2.3	2.1
Reconciliation of Non-GAAP Financial Measure: Adjusted After-tax ROIC
The following table calculates the percentage of the Company’s return on invested capital (“ROIC”). ROIC is calculated as after-tax operating profit (excluding rent) divided by invested capital (which includes a factor to capitalize operating leases).

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Year Ended
	August 26, 2023	August 27, 2022
Net income	$2,528,426	$2,429,604
Adjustments:
Interest expense	306,372	191,638
Rent expense(2)	406,398	373,278
Tax effect(4)	(143,980)	(119,197)
Adjusted after-tax return	$3,097,216	$2,875,323
Average debt(5)	$6,900,354	$5,712,301
Average stockholders’ deficit(5)	(4,042,495)	(2,797,181)
Add: Rent x 6(2)(3)	2,438,388	2,239,668
Average financing lease liabilities(5)	296,599	284,453
Invested capital	$5,592,846	$5,439,241
Adjusted After-Tax ROIC	55.4%	52.9%

(2)
The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the fiscal years ended August 26, 2023 and August 27, 2022, respectively

(3)
Rent is multiplied by a factor of six to capitalize operating leases in the determination of pre-tax invested capital.

(4)
Effective tax rate for fiscal 2023 and 2022 was 20.2% and 21.1%, respectively.

(5)
All averages are computed based on trailing five quarter balances.

	Year Ended
(in thousands)	August 26, 2023	August 27, 2022
Total lease cost, per ASC 842	$524,283	$470,563
Less: Financing lease interest and amortization	(86,521)	(69,564)
Less: Variable operating lease components, related to insurance and common area maintenance	(31,364)	(27,721)
Rent expense	$406,398	$373,278
Share Repurchases
(in thousands)
	August 26, 2023	August 27, 2022
Cumulative share repurchases ($ since fiscal 1998)	$33,815,711	$30,092,422
Remaining share repurchase authorization ($)	1,834,289	1,057,578
Cumulative share repurchases (shares since fiscal 1998)	154,032	152,508
Shares outstanding, end of quarter	17,857	19,126
Under its share repurchase program, AutoZone repurchased 403 thousand shares of its common stock during the fourth quarter of the 2023 fiscal year, at an average price per share of $2,502, for a total investment of $1.0 billion. For the 2023 fiscal year, we repurchased 1.5 million shares of its common stock, at an average price of $2,443, for a total investment of $3.7 billion. Excise tax on shares repurchased, assessed at one percent of the fair market value of net shares repurchased, was $9.7 million for the fourth quarter and

$23.7 million for the 2023 fiscal year. Since the inception of the share repurchase program, we have repurchased a total of 154.0 million shares of its common stock, at an average price of $219, for a total investment of $33.8 billion. At year end, we had $1.8 billion remaining under its current share repurchase authorization.
Inventory Statistics (Total Stores)
	as of August 26, 2023	as of August 27, 2022
Accounts payable/inventory	124.9%	129.5%
($ in thousands)
Inventory	$5,764,143	$5,638,004
Inventory per store	807	812
Net inventory (net of payables)	(1,437,138)	(1,663,343)
Net inventory/per store	(201)	(240)
Trailing 5 Quarters
	August 26, 2023	August 27, 2022
Inventory turns	1.5x	1.5x
Our inventory increased 2.2% over the same period last year driven by new store growth. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $201 thousand versus negative $240 thousand last year and negative $215 thousand last quarter.
Additional Information
AutoZone, Inc. is a Nevada corporation. Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. We maintain a website at www.autozone.com. Information contained on any of our websites does not constitute a part of this document and is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering
The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, you should carefully read the section titled “Description of Notes” in this prospectus supplement and the section titled “Description of Debt Securities” in the accompanying prospectus.
Issuer
AutoZone, Inc., a Nevada corporation.
Securities Offered
$500,000,000 aggregate principal amount of 6.250% Senior Notes due 2028, which we refer to as the 2028 notes.
$500,000,000 aggregate principal amount of 6.550% Senior Notes due 2033, which we refer to as the 2033 notes.
Maturity Date
November 1, 2028 for the 2028 notes.
November 1, 2033 for the 2033 notes.
Interest Rate
6.250% for the 2028 notes.
6.550% for the 2033 notes.
Interest Payment Dates
May 1 and November 1 of each year, beginning on May 1, 2024.
Optional Redemption
The notes will be redeemable at our option, at any time in whole or from time to time in part, on not less than 10 nor more than 60 days’ notice, at the applicable redemption price described in this prospectus supplement under “Description of Notes — Optional Redemption.”
Ranking
The notes:
•
will be senior unsecured obligations;

•
will be senior to any future subordinated debt and other liabilities;

•
will rank equally with our other senior unsecured debt and other liabilities from time to time outstanding;

•
will be effectively junior to any secured debt to the extent of the value of the assets securing such debt and other liabilities; and

•
will be effectively junior to all existing and future debt and other liabilities of our subsidiaries.

Change of Control
If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes (as described in this prospectus supplement under “Description of Notes — Optional Redemption”), holders of the notes may require us to repurchase the notes at a specified price. See “Description of Notes — Change of Control.”
Covenants
The indenture under which the notes will be issued contains covenants restricting, among other things, our ability, subject to certain exceptions, to incur debt secured by liens, to enter into sale and leaseback transactions or to merge or consolidate with another entity or sell substantially all of our assets to another person. See “Description of Notes — Covenants.”

Lack of a Public Market for the
Notes
We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The notes are a new issue of securities with no established trading market. There can be no assurance regarding:
•
any future development or liquidity of a trading market for the notes;

•
the prices at which you may be able to sell your notes; or

•
your ability to sell your notes at all.

Form and Denominations
We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Risk Factors
Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-11 of this prospectus supplement, under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 27, 2022 and under “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 19, 2022, each of which is incorporated by reference herein, as well as all other information in the prospectus supplement and accompanying prospectus, including information incorporated by reference herein and therein. See “Incorporation of Certain Documents by Reference” on page S-43.
Use of Proceeds
We estimate that the net proceeds from the sale of the notes will be approximately $989.3 million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include repaying, redeeming or repurchasing outstanding debt, including commercial paper, and for working capital, capital expenditures, new store openings, repurchase of common stock under our stock repurchase program and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities. See “Use of Proceeds” on page S-15 in this prospectus supplement.
Further Issues
We may, without the consent of or notice to the holders of either series of notes, create and issue additional notes ranking pari passu with the notes of such series and otherwise identical to the notes of such series in all respects (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). These additional notes, if any, will form a single series with the notes of such series offered hereby and will have the same terms as to ranking, redemption or otherwise as such notes.
Trustee
Regions Bank
Governing Law
The indenture provides, and the notes will provide, that they will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors
An investment in the notes involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein before you decide whether to invest in the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 27, 2022 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 19, 2022, each of which is incorporated by reference herein, as such may be updated in any future filings we make under the Exchange Act. If any of the risks discussed or incorporated by reference herein or therein were to occur, our business, financial condition, results of operations and liquidity could be materially and negatively adversely affected. This may adversely affect our ability to pay interest on the notes or repay the principal when due, and you may lose part or all of your investment in the notes.
Risks Related To The Notes
The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.
The notes are exclusively obligations of AutoZone, Inc. Because substantially all of our operations are currently conducted through our subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.
The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.
Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.
Holders of our secured indebtedness and the secured indebtedness of any future guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such debt. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets and any pledged capital stock that constitute their collateral. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness, including a default under any credit facility to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our existing credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under any credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under any credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under any credit facility that would result in a default and seek a waiver, we may not be able to obtain a waiver from the required lenders and they could exercise their rights as described above. If this occurs, we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because the indenture governing the notes, the indentures governing our notes that are currently outstanding and the agreements governing any credit facility will have customary cross-default provisions, if the indebtedness under the notes or under any credit facility or any of our other facilities or notes is accelerated, we may be unable to repay or finance the amounts due. See “Description of Notes.”
If an active trading market does not develop for these notes you may not be able to resell them.
Prior to this offering, there was no public market for these notes and we cannot assure you that an active trading market will develop for the notes. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time.
Increased leverage may harm our financial condition and results of operations.
As of May 6, 2023, we had approximately $19.9 billion of total liabilities on a consolidated basis, including $6.25 billion in aggregate principal amount of senior unsecured indebtedness. As of May 6, 2023, we had $2.2 billion of availability under our $2.25 billion revolving credit facility, without giving effect to commercial paper borrowings.
Based on our preliminary financial results described above under “Recent Developments — Preliminary Financial Results for the Fourth Quarter and Fiscal Year Ended August 26, 2023”, as of August 26, 2023, we had approximately $20.34 billion of total liabilities on a consolidated basis, including $6.50 billion in aggregate principal amount of senior unsecured indebtedness and as of August 26, 2023, we had $2.2 billion of availability under our $2.25 billion revolving credit facility, without giving effect to commercial paper borrowings.
We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on debt secured by liens on certain of our properties or on shares of stock or evidence of indebtedness of any subsidiaries (see “Description of Notes — Covenants — Limitation on Liens”), the notes do not restrict future incurrence of indebtedness. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, that:
•
we will have additional cash requirements to support the payment of interest on our outstanding indebtedness;

•
increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•
our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•
our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends on our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:
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to seek additional financing in the debt or equity markets;

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to refinance or restructure all or a portion of our indebtedness, including the notes;

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to sell selected assets;

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to reduce or delay planned capital expenditures; or

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to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.
The indenture does not restrict the amount of additional debt that we may incur.
The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.
Our credit ratings may not reflect all risks of your investments in the notes.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.
We may in the future repurchase shares of our common stock, which would reduce cash reserves and shareholders’ equity that is available for repayment of the notes.
Since January 1, 1998, our Board of Directors has authorized cumulative repurchases of our common stock having an aggregate cost of $35.7 billion. From January 1, 1998 to August 26, 2023, we have repurchased a total of approximately 154.0 million shares of our common stock at an aggregate cost of $33.8 billion. Considering the cumulative repurchases, as of August 26, 2023, we had $1.8 billion remaining under our authorization by the Board of Directors to repurchase shares of our common stock. Historically, our Board of Directors has periodically increased our authorization to engage in stock repurchases over time, and may continue to do so. Future stock repurchases may be significant, and would reduce cash and shareholders’ equity that is available to repay the notes.
We may choose to redeem the notes prior to maturity.
We may redeem all or a portion of the notes at any time at the applicable redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.
Upon the occurrence of a Change of Control Triggering Event as defined herein, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Change of Control.”

Use of Proceeds
We expect the net proceeds from this offering will be approximately $989.3 million, after deducting the underwriting discount and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include repaying, redeeming or repurchasing outstanding debt, including commercial paper, and for working capital, capital expenditures, new store openings, repurchase of common stock under our stock repurchase program and acquisitions. We may invest funds not required immediately for these purposes in short-term, interest-bearing and other investment-grade securities.

Description of Notes
The following description of the terms and provisions of the notes supplements the description in the accompanying prospectus of the general terms and provisions of the debt securities, to which description reference is hereby made. In this section entitled “Description of Notes,” references to “we,” “us,” “our,” and “AutoZone, Inc.” include only AutoZone, Inc. and not any of its subsidiaries.
General
The notes are series of senior debt securities issued under the indenture. The aggregate principal amount of the two separate series of notes offered hereby will initially be limited to $1,000,000,000. The 2028 notes will initially be limited to $500,000,000 aggregate principal amount, and the 2033 notes will initially be limited to $500,000,000 aggregate principal amount, each subject to increase as set forth under “Description of Notes — Further Issues” below. The 2028 notes will mature on November 1, 2028, and will bear interest at a rate of 6.250% per year, and the 2033 notes will mature on November 1, 2033, and will bear interest at a rate of 6.550% per year.
Although for convenience the 2028 notes and the 2033 notes are referred to as the “notes,” each will be issued as a separate series. Accordingly, for purposes of this Description of Notes, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the 2028 notes and the 2033 notes on any combined basis.
The notes will be issued under an indenture dated as of August 8, 2003, between us and Regions Bank (successor in interest to The Bank of New York Mellon Trust Company, N.A., successor in interest to Bank One Trust Company, N.A.), as trustee, as supplemented by separate officers’ certificates, each to be dated October 25, 2023 setting forth the terms and conditions of each series of notes. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture. We refer to the indenture, as supplemented by the officers’ certificates, with respect to each series of notes, as the indenture for such series. We urge you to read the indenture for each series of notes (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under “Incorporation of Certain Documents by Reference.”
Interest on the 2028 notes will accrue from October 25, 2023 and will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2024 to the persons in whose names the 2028 notes are registered at the close of business on April 15 and October 15 (whether or not a business day) preceding the respective interest payment dates. Interest on the 2033 notes will accrue from October 25, 2023 and will be payable semi-annually in arrears May 1 on and November 1 of each year, beginning on May 1, 2024 to the persons in whose names the 2033 notes are registered at the close of business on April 15 and October 15 (whether or not a business day) preceding the respective interest payment dates. If any interest payment date is not a business day, then payment of interest will be made on the next business day, but without any interest on the amount so payable for the period from and after the applicable interest payment date to the next business day. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.
The notes will not be subject to any sinking fund.
Each series of notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Description of Notes — Book-Entry Delivery and Settlement Global Notes.” The notes will be issued only in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof.
Ranking
The notes will be senior unsecured obligations of AutoZone, Inc. and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of AutoZone, Inc. from time to time outstanding. The notes are exclusively obligations of AutoZone, Inc. Because most of our operations are currently conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.
The notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us. See “Risk Factors — Risks Related to the Notes — The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.”
Optional Redemption
The notes will be redeemable at our option at any time in whole or from time to time in part.
Prior to October 1, 2028 (1 month prior to their maturity date) (the “2028 Par Call Date”), we may redeem the 2028 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to, but not including, the date of redemption, and
(2)   100% of the principal amount of the 2028 notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
Prior to August 1, 2033 (3 months prior to their maturity date) (the “2033 Par Call Date”; the 2033 Par Call Date together with the 2028 Par Call Date, each the “Par Call Date” for the applicable series of notes), we may redeem the 2033 notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes to be redeemed matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to, but not including, the date of redemption, and
(2)   100% of the principal amount of the 2033 notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the 2028 Par Call Date, we may redeem the 2028 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest on the 2028 notes to be redeemed to, but not including, the redemption date. On or after the 2033 Par Call Date, we may redeem the 2033 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 notes being redeemed plus accrued and unpaid interest on the 2033 notes to be redeemed to, but not including, the redemption date. “Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or other corporate transaction.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Change of Control
If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our option to redeem such notes as described above, holders of the notes will have the right to require us to make an offer (a “Change of Control Offer”) to each holder of the series of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.
On each Change of Control Payment Date, we will, to the extent lawful:
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accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

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deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

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deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
For purposes of the foregoing discussion of the repurchase of the notes at the option of the holders, the following definitions are applicable.
“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than AutoZone, Inc. or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to AutoZone, Inc.’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Fitch” means Fitch Inc., and its successors.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Rating Event” means (1) with respect to the 2028 notes, the rating on the 2028 notes is lowered by at least two of the three Rating Agencies and the 2028 notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies and (2) with respect to the 2033 notes, the rating on the 2033 notes is lowered by at least two of the three Rating Agencies and the 2033 notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in each case, on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.
“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., and its successors.
“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
Covenants
Limitation on Liens
The indenture provides that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any Property, or upon shares of Capital Stock or evidence of debt issued by any of our subsidiaries and owned by us or by any other of our subsidiaries, owned on the date of issuance of any senior debt securities, without making effective provision to secure all of the notes, equally and ratably with any and all other debt secured thereby, so long as such debt shall be so secured.
Limitation on Sale and Leaseback Transactions
The indenture provides that we will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by us or any subsidiary of any Property that has been or is to be sold or transferred by us or such subsidiary to such person more than 180 days following our or our subsidiary’s acquisition of such Property, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by our Board of Directors to be fair and arm’s-length and either:
•
within 12 months after the receipt of the proceeds of the sale or transfer, we or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

•
we or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the notes pursuant to the covenant described under “Description of Notes — Covenants — Limitation on Liens.”

The foregoing restriction in the paragraph above does not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; or (ii) between us and a subsidiary or between subsidiaries, provided that the lessor is us or a wholly owned subsidiary.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:
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we are the surviving corporation or the successor person (if other than AutoZone, Inc.) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•
certain other conditions are met.

Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our direct or indirect wholly owned subsidiaries.
The indenture provides that any reference to a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, distribution, assignment, sale, transfer, disposition or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company, limited partnership or trust shall constitute a separate person hereunder (and each division of any limited liability company, limited partnership or trust that is a subsidiary, joint venture or any other like term shall also constitute such a person or entity).
No Restriction on Sale or Issuance of Stock of Subsidiaries
The indenture does not contain covenants that prevent us from selling, transferring or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (as defined above in “Description of Notes — Change of Control”) of any of our subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of such subsidiary.
Definitions
The following terms used in “Description of Notes — Covenants” are defined as follows.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).
“Consolidated Net Tangible Assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding any debt for money borrowed having a maturity of less than twelve months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond twelve months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with U.S. generally accepted accounting principles, or GAAP.
“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.
“Lien” means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such Property.
“Permitted Liens” mean:
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Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”), for taxes, assessments or governmental changes or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

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statutory Liens of landlords and Liens of mechanics, materialmen, warehousemen, carriers and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such Liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

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Liens (other than Liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, laws or regulations, or to secure the performance of tenders, statutory obligations, bids, leases, trade or government contracts, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations (exclusive of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;
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Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

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Liens securing indebtedness incurred to finance the purchase price or cost of construction of Property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

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Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

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Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

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easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

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leases or subleases granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

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Liens on Property at the time such Property is acquired by us or any of our subsidiaries;

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Liens on Property of any person at the time such person becomes one of our subsidiaries;

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Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

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Liens existing on the date of this prospectus supplement or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

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Liens securing debt of our subsidiaries owed to us or any of our other subsidiaries that is not the subsidiary of the debtor;

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Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying Property, whether directly or indirectly, by way of share disposition or otherwise;

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Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

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Liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such Liens are on Property of, or equity interests in, such joint ventures; and

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other Liens on our Property and the Property of our subsidiaries securing debt having an aggregate principal amount (or deemed amount, in the case of Attributable Debt) not to exceed, as of any date of incurrence of such secured debt pursuant to this clause and after giving effect to such incurrence and the application of the proceeds therefrom, the greater of (1) $1.25 billion and (2) 15% of our Consolidated Net Tangible Assets.

“Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by us or any one of our Significant Subsidiaries.
“Senior Funded Debt” means all Funded Debt of ours or our subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the debt securities).

“Significant Subsidiaries” means any of our subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.
Events of Default
The term “event of default” means, with respect each series of notes, any of the following:
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default in the payment of any interest upon any note of such series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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default in the payment of principal of or premium on any note of such series when due and payable;

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default in the deposit of any sinking fund payment, when and as due in respect of any note of such series and continuance of such default for a period of 30 days;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed elsewhere in this paragraph and other than a covenant that has been included in the indenture solely for the benefit of a series of notes other than such series of notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of such series as provided in the indenture;

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a default in the payment of principal when due or resulting in acceleration of our other debt or debt of our Significant Subsidiaries where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $100 million, provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived or such indebtedness is discharged; and

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certain events of bankruptcy, insolvency or reorganization of our company or any of our Significant Subsidiaries.

No event of default with respect to a particular series of notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of notes. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
If an event of default with respect to notes of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all notes of such series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. At any time after a declaration of acceleration with respect to notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to notes of such series, have been cured or waived as provided in the indenture.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
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that holder has previously given to the trustee written notice of a continuing event of default with respect to notes of such series; and

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the holders of at least a majority in principal amount of the notes of such series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the notes of such series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.
If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of notes of any series of any default or event of default (except in payment on any notes of such series) with respect to notes of such series if it in good faith determines that withholding notice is in the interest of the holders of those notes.
Modification and Waiver
We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to either series of notes with the written consent of holders of at least a majority in aggregate principal amount of notes of such series. However, the consent of each holder affected is required for any amendment to:
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reduce the amount of notes whose holders must consent to an amendment or waiver;

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reduce the rate of or extend the time for payment of interest (including default interest) on any note;

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reduce the principal of or premium on or change the fixed maturity of any note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to either series of notes;

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reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, or premium or interest on, any note (except a rescission of acceleration of the notes of either series by the holders of at least a majority in aggregate principal amount of the then outstanding notes of such series and a waiver of the payment default that resulted from such acceleration as set forth above);

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make the principal of, or premium or interest on, any note payable in currency other than that stated in the note;

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of notes to receive payment of the principal of, and premium and interest on, those notes and to institute suit for the enforcement of any such payment and waivers of defaults or events of default by holders; or

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waive a redemption payment with respect to any note.

We and the trustee may amend the indenture or the notes, without notice to or the consent of any holder of a note, to, among other things:
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cure any ambiguity or to correct or supplement any provisions contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any provision contained in the indenture or in any supplemental indenture;

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comply with the indenture’s provisions with respect to successor corporations;

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provide for the issuance of uncertificated notes in addition to or in place of certificated notes;

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add to the covenants or the events of default for the benefit of holders of both or either series of notes or surrender any right or power conferred on us by the indenture;

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add to, change or eliminate any of the provisions of the indenture in respect of one or more series of notes, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any note of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such note with respect to such provision, or (B) shall become effective only when there is no outstanding note of any series created prior to such amendment and entitled to the benefit of such provision;

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to make any change that does not adversely affect the rights of any holder in any material respect, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

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conform the text of the indenture or the notes to any provision of this Description of Notes;

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evidence the acceptance of appointment by a successor trustee;

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establish additional series of notes as permitted by the indenture; or

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comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of such series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all the notes of such series waive any past default under the indenture with respect to such series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any note of such series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding note of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Notes and Certain Covenants in Certain Circumstances
Legal Defeasance
The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, we may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations to register the transfer or exchange of notes of such series, to replace stolen, lost or mutilated notes of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and those notes.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service (the “IRS”) a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants
The indenture provides that, unless otherwise provided by the terms of the applicable series of notes, upon compliance with certain conditions:
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we may omit to comply with the covenant described under the heading “Description of Notes — Covenants — Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture; and

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any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes of such series, or covenant defeasance.

The conditions include:
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depositing with the trustee money and/or U.S. government obligations or, in the case of notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the notes of such series on the stated maturity of those payments in accordance with the terms of the indenture and those notes; and

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delivering to the trustee an opinion of counsel to the effect that the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default
In the event we exercise our option to effect covenant defeasance with respect to any series of notes and the notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.
“Foreign government obligations” means, with respect to notes of any series that are denominated in a currency other than U.S. dollars:
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direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

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obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Satisfaction and Discharge
The indenture will generally cease to be of any further effect with respect to any series of notes, if:
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we have delivered to the trustee for cancellation all outstanding notes of such series (with certain limited exceptions), or

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all notes of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

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and, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and interest and premium, if any, on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest and premium, if any, on, the notes, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of such notes may look only to us for payment thereof.
Book-Entry Delivery and Settlement
Global Notes
We will issue each series of notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
We understand that:
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DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

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Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

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DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

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Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.
We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss those matters.
We expect that under procedures established by DTC:
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upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Certificated Notes
We will issue certificated notes registered in the name of each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the applicable global note if:
•
DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•
an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•
we determine (subject to DTC’s procedures) not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of such series of notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.
Further Issues
We may from time to time, without notice to or the consent of the holders of either series of notes, create and issue additional notes ranking equally and ratably with the notes of such series and otherwise identical to the notes of such series in all respects (or in all respects except for the issue date and public offering price, the payment of interest accruing prior to the issue date of such additional notes of such series or except, in some cases, for the first payment of interest following the issue date of such additional notes). Such additional notes of such series, if any, will form a single series with the notes of such series offered hereby and will have the same terms as to status, redemption or otherwise as such notes.
Governing Law
The indenture is, and the notes will be, governed by, and construed in accordance with, the internal laws of the State of New York.
Concerning the Trustee
Regions Bank (successor in interest to The Bank of New York Mellon Trust Company, N.A., successor in interest to Bank One Trust Company, N.A.) is the trustee under the indenture. We also maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business.

Material United States Federal Income Tax Consequences
The following discussion is a summary of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations issued thereunder (the “Treasury Regulations”), IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:
•
banks, insurance companies and other financial institutions;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
holders subject to any alternative minimum tax;

•
dealers in securities or currencies;

•
traders in securities;

•
partnerships, S corporations or other pass-through entities;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
controlled foreign corporations;

•
tax-exempt organizations;

•
passive foreign investment companies;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;

•
persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•
persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the applicable series of notes is sold to the public for cash). Moreover, the effects of other U.S. federal tax laws (such as U.S. federal estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.
If an entity or arrangement taxable as a partnership holds the notes, the tax treatment of an owner of the partnership generally will depend on the status of the particular owner in question and the activities of the partnership. Owners of any such entity or arrangement should consult their tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of such an entity or arrangement.
YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders
The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of a note. As used herein, “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Payments of Interest
Stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount or premium, for U.S. federal income tax purposes and will not be treated as issued with original issue discount for U.S. federal income tax purposes.
Additional Payments
In certain circumstances (see “Description of Notes — Optional Redemption” and “Description of Notes — Change of Control”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments despite these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts (including such additional payments) paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “Material United States Federal Income Tax Consequences — U.S. Holders — Sale or Other Taxable Disposition of Notes.” Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a contrary position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.
Sale or Other Taxable Disposition of Notes
A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note less any principal payments received by the U.S. Holder. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

In certain circumstances (see “Material United States Federal Income Tax Consequences — U.S. Holders — Additional Payments”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments would be treated as additional amounts paid for the notes and subject to the rules discussed immediately above regarding the sale or other taxable disposition of the notes.
Additional Tax on Net Investment Income
An additional tax at a rate of 3.8% is imposed on the amount of “net investment income,” in the case of an individual, or undistributed “net investment income,” in the case of an estate or trust (other than a charitable trust), which exceeds certain threshold amounts. “Net investment income” as defined for this purpose generally includes interest payments and gain recognized from the sale or other taxable disposition of the notes. Qualified pension trusts, which are not subject to income taxes generally, and foreign individuals are not subject to this tax. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:
•
fails to furnish the holder’s taxpayer identification number, or “TIN”, which, for an individual, ordinarily is his or her social security number;

•
furnishes an incorrect TIN;

•
is notified by the IRS that the holder has previously failed to report properly payments of interest or dividends; or

•
fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.
Non-U.S. Holders
The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity or arrangement taxable as a partnership for U.S. federal income tax purposes. Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the U.S. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them including any reporting requirements.
Payments of Interest
Generally, interest income paid to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business is subject to withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). Nevertheless, interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax provided that:
•
such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•
such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership;

•
such holder is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent generally on IRS Form W-8BEN or W-8BEN-E (as applicable, or a substitute or successor form), under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement generally on IRS Form W-8BEN-E (or a substitute or successor form), under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (as applicable, or a substitute or successor form) claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.
If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides the appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.
Sale or Other Taxable Disposition of Notes
Any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note (excluding amounts allocable to accrued but unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “Material United States Federal Income Tax Consequences — Non-U.S. Holders — Payments of Interest”) generally will not be subject to U.S. federal income or withholding tax unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point immediately above will be required to pay U.S. federal income tax on the net gain derived from the sale or other taxable disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
In certain circumstances (see “Material United States Federal Income Tax Consequences — U.S. Holders — Additional Payments”), we may be obligated to pay amounts in excess of stated interest and principal on the notes. Such payments would be treated as additional amounts paid for the notes and subject to the rules discussed immediately above regarding the sale or other taxable disposition of the notes.
Information Reporting and Backup Withholding
Payments of interest to a Non-U.S. Holder generally must be reported annually to the holder and the IRS regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we or our paying agent make to the Non-U.S. Holder, provided that we or our paying agent, as applicable, do not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has given us the statement described above under “Material United States Federal Income Tax Consequences — Non-U.S. Holders — Payments of Interest.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.
A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act, or FATCA, imposes a withholding tax on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and other IRS guidance, withholding under FATCA generally applies to payments of interest on a note regardless of when such payments are made. The IRS has released proposed regulations providing that these rules will not apply to any gross proceeds. The proposed regulations may presently be relied on; as such, these rules are unlikely to apply to any gross proceeds from the sale or other disposition of a note. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

Underwriting
Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC, Truist Securities, Inc., and U.S. Bancorp Investments, Inc. are acting as representatives, has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite such underwriter’s name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:
Underwriter	Principal Amount of 2028 Notes	Principal Amount of 2033 Notes
BofA Securities, Inc.	$75,755,000	$75,770,000
J.P. Morgan Securities LLC	$75,755,000	$75,770,000
Truist Securities, Inc.	$75,755,000	$75,770,000
U.S. Bancorp Investments, Inc.	$75,755,000	$75,770,000
Wells Fargo Securities, LLC	$75,755,000	$75,770,000
Mizuho Securities USA LLC	$24,910,000	$24,930,000
PNC Capital Markets LLC	$24,910,000	$24,930,000
BMO Capital Markets Corp.	$4,650,000	$4,650,000
BBVA Securities Inc.	$4,650,000	$4,650,000
Capital One Securities, Inc.	$4,650,000	$4,650,000
Citigroup Global Markets Inc.	$4,650,000	$4,650,000
Citizens JMP Securities, LLC	$4,650,000	$4,650,000
Credit Agricole Securities (USA) Inc.	$4,650,000	$4,650,000
Deutsche Bank Securities Inc.	$4,650,000	$4,650,000
Fifth Third Securities, Inc.	$4,650,000	$4,650,000
Huntington Securities, Inc.	$4,650,000	$4,650,000
KeyBanc Capital Markets Inc.	$4,650,000	$4,650,000
MUFG Securities Americas Inc.	$4,650,000	$4,650,000
Regions Securities LLC	$4,650,000	$4,650,000
Santander Investment Securities Inc.	$4,650,000	$4,650,000
SMBC Nikko Securities America, Inc.	$4,650,000	$4,650,000
TD Securities (USA) LLC	$4,650,000	$4,650,000
Siebert Williams Shank & Co., LLC	$1,655,000	$1,540,000
Total	$500,000,000	$500,000,000
The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering be subject to approval of legal matters by counsel and to other conditions, including delivery of customary certificates and opinions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.
We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed 0.35% of the principal amount of the 2028 notes and 0.40% of the principal amount of the 2033 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.15% of the principal amount of the 2028 notes and 0.25% of the principal amount of the 2033 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.
The following table summarizes the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total):

Paid by us
Per 2028 note	0.602%
Per 2033 note	0.652%
Total	$6,270,000
We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $2.6 million, which will be payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
The notes are new issues of debt securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
In connection with the offering of the notes, the representatives, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.
The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter-market or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time without notice.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Certain of the underwriters or their respective affiliates are lenders and/or agents under our existing revolving credit facility and/or other credit facilities.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We expect that delivery of the notes will be made to investors on or about October 25, 2023, which will be the fourth business day following the date of pricing of the notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to such date should consult their advisors.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospectus Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective Investors in Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL (the “solicitation targeting QIIs”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL, and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than:
1.
to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

2.
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (in the case of an accredited investor) Regulation 3 of the Securities and Futures (Class of Investors) Regulations 2018; or

3.
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
1.
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

2.
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

a.
to an institutional investor or to a relevant person as defined in Section 275(2), or to any person arising from an offer referred to (in the case of that corporation only) in Section 275(1A) (in the case of that trust only) or Section 276(4)(c)(ii) of the SFA;

b.
where no consideration is or will be given for the transfer;

c.
where the transfer is by operation of law;

d.
as specified in Section 276(7) of the SFA or

e.
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA, that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in Switzerland. For these purposes, a retail investor means a person who is a retail client as defined in Article 4 of the Swiss Financial Services Act (the “FinSA”). Consequently, no key information document required by the PRIIPS Regulation (or any equivalent document under the FinSA) has been or will be prepared in relation to any notes and therefore, any notes with a derivative character within the meaning of article 86 (2) of the Swiss Financial Services Ordinance may not be offered or recommended to private clients within the meaning of the FinSA in Switzerland.

Legal Matters
The validity of the notes will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters of Nevada law with respect to the notes will be passed upon by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 27, 2022, and the effectiveness of our internal control over financial reporting as of August 27, 2022, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
With respect to our unaudited condensed consolidated interim financial information for the twelve week periods ended November 19, 2022 and November 20, 2021, the twelve and twenty-four week periods ended February 11, 2023 and February 12, 2022, and the twelve and thirty-six week periods ended May 6, 2023 and May 7, 2022, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 20, 2022, March 17, 2023, and June 9, 2023, included in our Quarterly Reports on Form 10-Q for the quarters ended November 19, 2022, February 11, 2023, and May 6, 2023, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
Where You Can Find More Information
We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act, as well as our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5.
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the ticker symbol “AZO.” Our web site address is https://www.autozone.com. However, the information located on, or accessible from, our website (or the websites for any of our other brands) is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus, or incorporated into any other filings that we make with the SEC.
This prospectus supplement is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us at the website addresses specified above. Documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation of Certain Documents by Reference
The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of debt securities offered by this prospectus supplement:
•
our Annual Report on Form 10-K for the fiscal year ended August 27, 2022 (filed with the SEC on October 24, 2022);

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended August 27, 2022 from our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on December 14, 2022 (filed with the SEC on October 24, 2022);

•
our Quarterly reports for on Form 10-Q for the quarters ended November 19, 2022 (filed with the SEC on December 20, 2022), February 11, 2023 (filed with the SEC on March 17, 2023) and May 6, 2023 (filed with the SEC on June 9, 2023);

•
our Current Reports on Form 8-K (filed with the SEC on September 2, 2022, September 19, 2022, October 4, 2022, October 6, 2022, December 15, 2022, January 27, 2023, March 9, 2023, March 23, 2023, June 14, 2023, June 26, 2023, July 21, 2023, September 19, 2023, and October 4, 2023).

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement, the accompanying prospectus or the registration statement of which this document is a part.
We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:
Secretary
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103
(901) 495-6500

Prospectus
AutoZone, Inc.
Debt Securities
We may offer and sell our debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer. We may offer and sell debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.
Our principal executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500.
We will provide specific terms of debt securities we offer, and the manner in which they are being offered, in supplements to this prospectus. Our debt securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.
Investing in our debt securities involves certain risks. Before buying our debt securities, you should refer to the risks and uncertainties referenced under the heading “Risk Factors” on page 1 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 19, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.
When we refer to “we,” “our” and “us” in this prospectus, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the applicable debt securities.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the debt securities being sold. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as well as our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5.
Our common stock is listed on the New York Stock Exchange under the ticker symbol “AZO.” Our web site address is https://www.autozone.com. However, the information located on, or accessible from, our website (or the websites for any of our other brands) is not, and shall not be deemed to be, a part of this prospectus or any accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.
This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us at the website addresses specified above. Documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus:
•
our Annual Report on Form 10-K for the fiscal year ended August 28, 2021 (filed with the SEC on October 25, 2021);

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended August 28, 2021 from our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on December 15, 2021 (filed with the SEC on October 25, 2021);

•
our Quarterly Reports on Form 10-Q for the quarters ended November 20, 2021 (filed with the SEC on December 17, 2021), February 12, 2022 (filed with the SEC on March 18, 2022) and May 7, 2022 (filed with the SEC on June 10, 2022); and

•
our Current Reports on Form 8-K (filed with the SEC on October 5, 2021, October 18, 2021, November 16, 2021, December 3, 2021, December 15, 2021, February 18, 2022 and March 22, 2022).

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

ii

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:
Secretary
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103
(901) 495-6500

iii

AUTOZONE, INC.
We are the leading retailer and distributor of automotive replacement parts and accessories in the Americas. We began operations in 1979 and at May 7, 2022, operated 6,115 stores in the U.S., 673 stores in Mexico and 58 stores in Brazil. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories and non-automotive products. At May 7, 2022, in 5,276 of our domestic stores, we also had a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. We sell the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. We do not derive revenue from automotive repair or installation services.
Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone, Inc. is a Nevada corporation.
RISK FACTORS
An investment in our debt securities involves a certain degree of risk. You should carefully consider the factors contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the fiscal year ended August 28, 2021, under the heading “Risk Factors” and updated, if applicable, in our Quarterly Reports on Form 10-Q before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
FORWARD-LOOKING STATEMENTS
Certain statements included or incorporated by reference in this prospectus are forward- looking statements (as the term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) and constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the ongoing global coronavirus (“COVID-19”) pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges in international markets; failure or interruption of our information technology systems; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are described in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the fiscal year ended August 28, 2021, which is expressly incorporated by reference into this prospectus, and those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus and any prospectus supplement. These Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” section could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
Except as set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes, including repaying, redeeming or repurchasing outstanding debt and for working capital, capital expenditures, new store or distribution center openings, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities.

DESCRIPTION OF DEBT SECURITIES
The following text describes the general terms and provisions of debt securities that we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. In this section entitled “Description of Debt Securities,” references to “we,” “us,” “our,” and “AutoZone” include only AutoZone, Inc. and not any of its subsidiaries.
We may offer either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.
The debt securities will be issued under an indenture dated as of August 8, 2003, as supplemented, between us and Regions Bank, as successor trustee to The Bank of New York Mellon Trust Company, N.A. The indenture, as supplemented, is referred to in this prospectus as the “indenture.” The indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt we may issue. We have summarized the general terms and provisions of the debt securities to be governed by the indenture. The summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the indenture and the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The indenture, as supplemented, has been incorporated by reference as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture. Capitalized terms used in this description of our debt securities have the meanings specified in the indenture.
General
The terms of each series of debt securities will be established by our board of directors or a committee thereof and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.
We can issue debt securities under the indenture in one or more series with the same or various maturities, at par, at a premium or at a discount. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may, without the consent of the holders of the debt securities of that series, reopen a series and issue additional debt securities of that series. We will set forth in a prospectus supplement the aggregate principal amount of any series of debt securities being offered and the following terms of such debt securities:
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the title of the debt securities;

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any limit on the aggregate principal amount of the debt securities;

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the date or dates on which we will pay the principal on the debt securities;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and premium and interest on, the debt securities will be payable;

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the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of debt securities;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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whether the debt securities will be issued in certificated or “book-entry only” form;

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the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

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the currency of denomination of the debt securities;

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the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

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if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, or premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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any provisions relating to any collateral securing or guarantees of payments of principal of, or premium or interest on, the debt securities;

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any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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any conversion provisions, including the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

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whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

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any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

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any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (which we refer to, in the case of any debt security represented by a global debt security, as a “book-entry debt security”), or a certificate issued in definitive registered form (which we refer to, in the case of any debt security represented by a certificated security, as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth in the applicable prospectus supplement, book-entry debt securities will not be issuable in certificated form.
You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
We will not be required:
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to issue, register the transfer of, or exchange debt securities for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of debt securities selected for redemption and ending at the close of business on the day of such mailing; or

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to register the transfer of or exchange of debt securities selected, called or being called for redemption as a whole or the portion being redeemed of any such security selected, called or being called for redemption in part.

Ranking Senior Debt Securities
Our senior debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.
Subordination
The subordination provisions for a series of subordinated debt securities will be set forth in the applicable prospectus supplement and in the subordinated debt securities themselves or a resolution of our board of directors, a supplemental indenture or an officers’ certificate.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.
Concerning the Trustee
Since February 8, 2019, Regions Bank has served as the trustee under the indenture. Notice to the trustee should be directed to its Corporate Trust Services Office, located at 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309, Attention: Corporate Trust Services. Prior to February 8, 2019, The Bank of New York Mellon Trust Company, N.A., served as the trustee under the indenture.
The indenture and provisions of the Trust Indenture Act, which are incorporated by reference therein, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate the conflict or resign. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur (and be continuing), the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of such person’s affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

PLAN OF DISTRIBUTION
We may sell the debt securities described in this prospectus from time to time in one or more transactions:
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to purchasers directly;

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to underwriters for public offering and sale by them;

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through agents;

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through dealers; or

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through a combination of any of the foregoing methods of sale.

We may distribute the debt securities from time to time in one or more transactions at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

Direct Sales
We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.
To Underwriters
The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.
Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.
Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.
The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
Through Agents and Dealers
We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.
If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts
If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the debt securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.
The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the debt securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the debt securities.
General Information
The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the debt securities under this prospectus and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount or commission as well as the net proceeds to us from the sale of debt securities will be set forth in a prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement.
Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.
Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.
Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS
The validity of the debt securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain other matters of Nevada law with respect to the debt securities offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Legal counsel to any underwriters may pass upon legal matters for such underwriters.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 28, 2021, and the effectiveness of our internal control over financial reporting as of August 28, 2021, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
With respect to our unaudited condensed consolidated interim financial information for the twelve week periods ended November 20, 2021 and November 21, 2020, the twelve and twenty-four week periods ended February 12, 2022 and February 13, 2021, and the twelve and thirty-six week periods ended May 7, 2022 and May 8, 2021, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated December 17, 2021, March 18, 2022 and June 10, 2022, included in our Quarterly Reports on Form 10-Q for the quarters ended November 20, 2021, February 12, 2022 and May 7, 2022, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

$1,000,000,000
AutoZone, Inc.
$500,000,000 6.250% Senior Notes due 2028
$500,000,000 6.550% Senior Notes due 2033

Prospectus Supplement

Joint Book-Running Managers
BofA Securities J.P. Morgan Truist Securities US Bancorp
Wells Fargo Securities
October 19, 2023